Exhibit 99.1

News Release

Investor Contact: Mark Bette (312) 444-2301 Mark_Bette@ntrs.com	Media Contact: Doug Holt (312) 557-1571 Doug_Holt@ntrs.com
http://www.northerntrust.com

Northern Trust Names Michael G. O’Grady
Chief Executive Officer, Effective January 1, 2018
Frederick H. Waddell will remain Chairman of the Board

CHICAGO, Oct. 17, 2017 - Northern Trust Corporation announced today that Frederick H. Waddell, 64, Chairman and Chief Executive Officer, will be stepping down from his role as Chief Executive Officer on January 1, 2018. Michael G. O’Grady, 52, will assume the role of Chief Executive Officer on January 1, in addition to his current position as President. Waddell, who has served as Chief Executive Officer since January 2008, will remain as Chairman of the Board, a position he has held since November 2009.

“It has been my privilege to serve as Chief Executive Officer for the past decade and to be a part of Northern Trust for 42 years,” Waddell said. “I leave this role with great pride. Our leadership team is world-class, our strategies are poised for even greater growth and our financial performance is strong.

“Today’s announcement is the result of a robust and deliberate succession planning process undertaken by our Board of Directors,” he said. “Mike is an experienced, results-oriented leader respected by clients, shareholders, employees and the communities we serve. The Board and I are deeply confident in his ability to lead Northern Trust and, as Chairman, and I look forward to continuing to work with Mike.”

“I am honored and look forward to assuming the role of Chief Executive Officer and leading our talented employees worldwide to continue to build upon the strong foundation Rick has established,” O’Grady said. “We thank Rick for his remarkable leadership, dedication and hard work, and we look forward to his continuing contributions as Chairman.”

As President of Northern Trust Corporation, a role he has held since January 1, 2017, O’Grady oversees the Wealth Management, Corporate & Institutional Services and Asset Management businesses. From 2014 to 2016, he served as President of the Corporate & Institutional Services business. Prior to that, O’Grady served as Executive Vice President and Chief Financial Officer of Northern Trust Corporation.

Before joining Northern Trust in 2011, O’Grady served as a Managing Director in the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch. He graduated from the University of Notre Dame with a bachelor’s degree in Accountancy and received an MBA from Harvard Business School. O’Grady is a member of the boards of trustees of The Field Museum and the Museum of Contemporary Art Chicago, the Finance Council of the Archdiocese of Chicago, and the Board of Advisors of Catholic Charities.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 22 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2017, Northern Trust had assets under custody of US$7.4 trillion, and assets under management of US$1.03 trillion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/disclosures.